Exhibit 10.2

AMENDMENT NO. 2
TO
BURLINGTON RESOURCES INC.
2001 PERFORMANCE SHARE UNIT PLAN

     The Burlington Resources Inc. 2001 Performance Share Unit Plan is hereby amended as follows:

     Section 2.1(o) is amended by deleting clause (1) and renumbering clauses (2), (3) and (4) as (1), (2) and (3), respectively.

     The second sentence of Section 7.3 is amended to read as follows:

“Except as provided in Section 7.4, interest shall accrue on the deferred payment to the date of distribution, and shall be credited to the Memorandum Account as of such Valuation Dates as shall be established by the Plan Administrator (the deferred payment plus credited interest under the Memorandum Account being the ‘Interest Account’).”

     The last sentence of Section 7.4 is amended to read as follows:

“In no event may any reinvestment be made of any portion of a Participant’s Company Stock Account representing Phantom Stock purchased at a discount to Fair Market Value as described above prior to the expiration of a period of three years following the date on which the Phantom Stock purchased at a discount was credited to the Participant’s Company Stock Account; provided, however, that this restriction shall not prevent the liquidation of all or any portion of the Participant’s Company Stock Account in order to effect payments to the Participant pursuant to Section 7.5.”

     Section 7.5 is amended to read as follows:

“7.5 Payment of Deferred Compensation. Upon retirement, death, Permanent Disability, resignation or termination of employment of a Participant who has elected to defer the payment in respect of any Units or other specified time that is elected by the Participant and acceptable to the Management Committee or the Plan Administrator, as the case may be, the employer shall pay to such Participant (or to his or her Beneficiary in case of the Participant’s death) an amount in cash equal to the balance of his or her Memorandum Account as follows:

(a)	a lump sum payment; or

(b)	in 5 consecutive substantially equal annual installments; or

(c)	in 10 consecutive substantially equal annual installments;

whichever form of payment has been elected by the Participant. Payment of a Memorandum Account shall commence or be made in the month following the month in which the Participant’s retirement, death, Permanent Disability, resignation or termination of employment occurs or any other specified time that is elected by the Participant and acceptable to the Management Committee or the Plan Administrator, as the case may be. In the case of distribution to a Participant in installments, payment will be made on a pro rata basis from each of the Participant’s Accounts.”

The date of adoption of this amendment by the Board of Directors of the Company is July 21, 2004.